Exhibit 10.32.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Exclusive International Distributor Agreement

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

THIS EXCLUSIVE INTERNATIONAL DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of September 25, 2015 between

(1)	Curetis AG, Max-Eyth Strasse 42, 71088 Holzgerlingen, Germany

- hereinafter referred to as “Curetis”-

and

(2)	Beijing Clear Bio-tech Co. Ltd, Room 429, A Building, Jiatai International Plaza, #41 Dongsihuan mid-Road, Chaoyang District, Beijing, China

- hereinafter referred to as “Distributor”-.

The entities listed in no. (1) and (2) above are also referred to as the “Parties’’.

RECITALS

(A)	Curetis manufactures and sells molecular diagnostic products.
(B)	Curetis wishes to appoint Distributor as the exclusive distributor of its molecular diagnostic products in Taiwan, Hong Kong and China, and Distributor wishes to become the distributor for Curetis on the terms and conditions set out in this Agreement.
(C)	Distributors hall be responsible for conducting and implementing as well as full funding of a comprehensive clinical trial according to CFDA guidelines for the Unyvero instrument and its application cartridges in pneumonia and implant and tissue infections. These costs include but are not limited to costs for internal staff, site-related fees and expenses, external CRO services, patient sampling and measurement, CFDA submission and registration processes and all associated tasks and work-packages.
(D)	The parties will closely work together before submission of the proposal of a clinical study design to CFDA in all relevant areas. The partners will nominate key personnel to committees responsible for all issues that may arise.
(E)	Distributor will act as direct contact for CFDA and will file the Unyvero Solution CFDA registration. The registration submission will be by Distributoras Curetis Chinese representative for this task under power of attorney issued by Curetis. Curetis will be the owner of the CFDA license.
(F)	Curetis will fully support the undertakings of Distributor to get CFDA clearance by providing expert knowledge to all open issues.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

(G)	Curetis will reward Distributor for certain milestone achievements in pursuing the CFDA clinical trial and registration process through milestone payments.
(H)	Each of the parties shall bear their own costs and provide appropriate staffing and support to each other.
(I)	Both parties agree to the tentative time lines as set out in attachment 4.
(J)	Both parties agree to issue a mutually acceptable press release and public announcement of their strategic long-term collaboration upon execution of this Agreement.

NOW IT IS AGREED as follows:

1.	APPOINTMENT AND EXCLUSIVITY
1.1	Curetis hereby appoints Distributor as its exclusive distributor for the products of Curetis described in Attachment 1.1 (A) (hereinafter the “Products”) in the countries described in Attachment 1.1 (B) (hereinafter the “Territory”), subject to the provisions of this Agreement; Distributor hereby accepts such appointment.
1.2	Distributor shall purchase the Products exclusively from Curetis and resell them to third parties in the Territory in his own name and on his own account, except as otherwise stated herein.
1.3	Distributor shall not act as agent of Curetis, shall not represent Curetis in any way whatsoever and shall have no authority whatsoever to enter into any obligations on behalf of Curetis, unless the Parties stipulate such right in writing.
1.4	Distributor shall not actively offer or sell, directly or indirectly, Products outside the Territory. ln particular Distributor shall not approach customers outside the Territory for instance by mail or e-mail, facsimile, visits, through advertisements in media or other promotions specifically targeted at customers outside the Territory. Passive sales outside the Territory shall, however, be permissible. Distributor shall neither establish branch offices nor keep any distribution warehouse outside the Territory for the sale of the Products. As far as member states of the European Economics Area (“EEA”) are concerned, the restrictions under this Section 1.4 apply only to the extent that the active sales are prohibited in those territories, to which Curetis has exclusively allocated other distributors or which it has reserved for itself. Curetis will inform Distributor about such areas. As far as countries outside of the EEA are concerned all exports are prohibited.
1.5	Distributor shall not order, be supplied with or distribute, directly or indirectly, the Products or any products directly competing with the Products from any other party than Curetis during the entire term of this Agreement as set forth in Section 21.1 below, however, not exceeding a maximum period of five (5) years following the conclusion of this Agreement.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

1.6	Curetis shall be entitled to sell the Products directly to the customers in the Territory listed in Attachment 1.5 (hereinafter the “Direct Sales Customers”).
1.7	In addition, Curetis may participate in all relevant fairs and exhibitions in the Territory in order to promote the Products and Curetis’ trademark in cooperation with Distributor. In addition, Curetis reserves the right to directly contact key opinion leaders in the Territory for the promotion of the Products and the Curetis trademark.

1.8	Except as provided for in Section 1.6 above or in Section 1.9 below, Curetis will not, during the term of this Agreement, distribute, actively promote or sell by itself the Products in the Territory, nor will it grant the right to do so to any other person, firm, government or company. Except as provided for in Section 1.6 above or in Section 1.9 below, Curetis will refer to Distributor all inquiries for the Products which are received from the Territory. Curetis may, however, without liability to Distributor, enter into sales agreements for the Products outside the Territory, with persons, firms or corporations having a place of business outside the Territory, without regard to whether or not such Products may be resold or may be otherwise used by persons, firms or corporations in the Territory; this, provided that Curetis shall not knowingly enter into sales agreements with persons, firms or corporations for the sole purpose of general sales or distribution of the Products within the Territory.

1.9	Curetis may terminate the exclusivity of the Distributor with two months’ prior written notice to the end of a calendar month in case that the Agreement will effectively expire or terminate within no more than twelve (12) months.

1.10	Curetis offers to Distributor a sixty days exclusivity period for negotiation over any legal third party entities/distributors/manufacturers in China to be engaged in future local collaborations with Curetis in the Chinese market, including but not limited to local R&D, local manufacturing and any other new Curetis products entering into China.
2.	GENERAL OBLIGATIONS OF DISTRIBUTOR
2.1	The Distributor shall
(a)	Devote sufficient financial resources and employ sufficient and well trained qualified marketing, sales and technical personnel to effectively fulfill its obligations under this Agreement and to enable servicing activity of the highest level. The professional standards of Distributor’s employees shall be, at all times, raised through education and instruction. Qualification and training shall be documented and kept up to date.
(b)	Provide on its own account adequate pre-sale and post-sale technical and scientific support services in accordance with standards customary in the industry.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

(c)	Use best efforts to actively promote the sales of the Products, to create a demand for the Products, in particular by (i) having its salesforce travelling, (ii) arranging displays, (iii) participating in relevant trade fairs and exhibitions in the Territory at its own cost and expense — also upon reasonable request of Curetis - and (iv) by other methods at its command. It shall advertise the Products and act for Curetis in a manner fitting its position as exclusive distributor.
(d)	Act in furtherance of the best interest of Curetis and at no time do, cause or permit to be done, published or said, any information, act, or thing from whatever source, which is or may be detrimental to the best interest and/or business reputation of Curetis.
(e)	Submit market analysis and Local Marketing Plans (as defined in Section 4.2 below) to Curetis (including without limitation: expenses, workshops, conferences, mailings and advertising).
(f)	Notify Curetis immediately whenever there are actions or changes in the market in the Territory which affect, or might affect, Product sales (such as new competitors, new regulations, changes in reimbursement policies, etc).
(g)	Market and sell the Products under Curetis’ logo, trademark and label in their original package or in case that the original package does not comply with the applicable regulatory requirements in a modified original package as mutually agreed with Curetis. Distributor shall ensure that labeling and packaging is in compliance with the applicable laws and regulations and that the modifications to the package are limited to those required under the applicable laws and regulations.
(h)	Inform the designated Curetis representative set forth in Section 24 below immediately about any hazards and/or events or any potential hazards and/or events whatsoever occurring in course of the use of the Products.
(i)	Distributor shall not print any sales brochures or other promotional material for the Products that do not show Curetis’ logo, trademark and label. Any sales brochures and other promotional material used by Distributor under this Agreement shall include the following wording: “[Name of Distributor], exclusive distributor of [Curetis’ Product] in [Territoiy].”
(j)	Upon prior consultation and cooperation with and approval by Curetis, obtain approval from the competent health, medical device and other relevant authorities for import and distribution of the Products, if necessary, and comply with all applicable laws and regulations. Distributor shall promptly notify Curetis about any communications with such authorities. Distributor shall inform Curetis about any form of non-compliance with such laws and regulations.
(k)	Promptly take all necessary and required acts and measures to obtain — upon prior consultation and cooperation with and approval by Curetis - regulatory marketing approval for those countries in the Territory for which the CE-marking

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

obtained by Curetis for the Products is inapplicable or insufficient for the marketing, sale and distribution of the Products in such country. Distributor shall promptly notify Curetis about any communications with such authorities. Any clinical trials which Distributor intends to conduct or have conducted for obtaining regulatory marketing approval for a country in the Territory or for any other regulatory approvals require the prior written consent of Curetis. Distributor shall constantly keep Curetis informed about such clinical trials and provide Curetis with all data, documents and information in connection therewith including the results.

(l)	Distributor shall inform Curetis about all infringements of proprietary rights of Curetis that come to Distributor’s knowledge. Distributor shall use its best efforts to support Curetis against such infringement of rights.
(m)	Distributor shall observe all applicable laws and regulations, particularly those affecting the marketability of the Products as such as well as those relating to the import, sale, distribution and marketing of the Products and inform Curetis about any changes hindering or impeding the sale of the Products in the Territory.
(n)	Seek Curetis written approval about local advertising and promotional materials produced by or on behalf of Distributor prior to its publication; such approval not releasing Distributor from its sole responsibility of compliance of such material with all applicable laws and regulations. Any advertising and promotional materials must correspond and comply with the sample materials provided by Curetis under Section 3.5 below. Translations of advertising and promotional materials including instructions for use are the sole responsibility of Distributor and must be rendered at Distributor’s costs in a professional manner by a certified translator and in compliance with all applicable laws and regulations, in particular any regulatory requirements. Statements in advertising and promotional materials of Curetis may in no event be altered by Distributor. Labels may in no event be changed or obliterated by Distributor. Distributor shall adhere to the CE-marking, unless required differently in the Territory. Any revisions to the advertising and promotional materials by Curetis, including the instructions for use, must be translated by the Distributor without undue delay, inserted in the local advertising and promotional materials, including the instructions for use, and promptly provided by Distributor to customers and potential customers in the performance of its obligations hereunder. Customers of Distributor shall be informed about significant changes to the advertising and promotional materials or the instructions for use by Distributor in accordance with the applicable laws and regulations.
(o)	Distributor may involve third party subcontractors for the performance of its obligations under this Agreement. Subcontractors must participate in relevant Unyvero trainings that have to be certified.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

3.	GENERAL OBLIGATIONS OF CURETIS
3.1	Curetis shall, upon Distributor’s request, provide support services, including technical and scientific training, to Distributor’s personnel for the promotion, marketing and distribution of the Products as well as the provision of technical services by Distributor under this Agreement (hereinafter the “Training”).
3.2	As part of the Training, Curetis shall offer an introductory training session to staff members of Distributor free of charge (hereinafter “Introductory Session”). The Introductory Session shall take place at the business seat of Curetis in Holzgerlingen, Germany or such other location as may be mutually agreed between the Parties to this Agreement. The travel costs and out-of-pocket expenses of Distributor’s personnel participating in such Introductory Session shall be borne by Distributor.
3.3	Any further Training beyond the Introductory Session shall be conducted by Curetis upon mutual agreement between the Parties.
3.4	Curetis shall support and cooperate with Distributor in his efforts to obtain regulatory marketing approval in those countries in the Territory for which the CE-marking is inapplicable or insufficient for the marketing, sale and distribution of the Products in such country in the Territory. Distributor hereby guarantees that Distributor shall strictly adhere to the instructions for use of the Product and all other information and data provided by Curetis in connection with the Products and to refrain from any misrepresentations vis-à-vis customers and/or competent regulatory authorities in connection with the Products, Curetis and/or this Agreement.
3.5	Curetis shall support Distributor in its sales and marketing activities. Curetis shall provide Distributor with samples of advertising and other promotional material (e.g. catalogues, prospectuses etc.) in the German and/or English language free of charge. This promotional material will remain Curetis’ property and shall be used by Distributor for the production of local advertising and promotional materials as set forth in Section 2.1(n) above. Curetis shall have the right to amend its advertising and other promotional material with reasonable advance written notice to Distributor in case of modifications, alterations, or improvements of any or all of the Products, or ingredients of Products, in case of a discontinuation of the manufacturing of all or specific Products or ingredients of Products or on other reasonable grounds.
3.6	Curetis hereby grants to Distributor for the duration of the Agreement the non-exclusive license to use Curetis’ trademark, logos and other markings used by Curetis, as listed in detail in Attachment 3.6 hereto, in order to promote the sale of Products within the scope of Section 2.1(g) above. The grant of such license shall be free of charge and shall be limited in scope in accordance with the terms of this Agreement.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

3.7	Curetis shall be responsible for the labeling of instruments and consumables according to the request of Chinese FDA during the clinical trial and after the approval. Distributor will support Curetis in all matters related to this issue.
3.8	Curetis shall reward Distributor for the achievement of following milestones in pursuing the CFDA trial and registration process on behalf of Curetis with milestone payments as follows:
(a)	Upon inititation of up to three (3) clinical trial sites as marked by first patient successfully enrolled and tested at the respective site: [***] EUR ([***]) per clinical trial site
(b)	Upon regulatroy approval by CFDA of the the Unyvero instrument and its application cartridges in pneumonia and implant and tissue infections: [***] EUR ([***])
4.	MARKETING STRATEGY
4.1	Curetis is solely responsible for the overall marketing strategy and positioning of the Products worldwide and in particular in the European Union(hereinafter the “Overall Marketing Strategy”). Curetis shall inform Distributor in reasonable detail about the Overall Marketing Strategy and any changes to it.
4.2	Distributor shall be responsible for the local marketing in the Territory which will be agreed upon by the Parties (hereinafter the “Local Marketing Plan”). The Local Marketing Plan shall be based on and correspond with the Overall Marketing Strategy. The marketing activities of Distributor under the Local Marketing Plan shall include hospital marketing as well as physician and microbiology and / or corelaboratory marketing as described in detail in the Local Marketing Plan.
4.3	Distributor acknowledges that Curetis has the greatest interest in displaying a uniform Overall Marketing Strategy and Local Marketing Plan to potential customers throughout the world. Therefore Distributor agrees to participate in the Overall Marketing Strategy, along with other distributors, and to implement the Local Marketing Plan in the Territory.
4.4	In order to adjust the Local Marketing Plan to modifications in the Overall Marketing Strategy as well as the specific market needs in the Territory, the Parties agree to meet at regular intervals, which will be defined in good faith between the parties, with or without other distributors of the Products at the head office of Curetis in Holzgerlingen, Germany or any other place as may be mutually agreed between the Parties (hereinafter “Marketing Meeting”) and to discuss the Local Marketing Plan in its then current version as well as any issues in connection therewith. Curetis shall schedule the Marketing Meeting with reasonable advance notice. Each Party shall participate in such Marketing Meeting with the relevant marketing representatives. Any travel and out-of-pocket expenses shall be borne by the Party that incurred such costs.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

4.5	Distributor shall implement, at its own cost, unless expressly agreed otherwise by the Parties, the Overall Marketing Strategy and the Local Marketing Plan by using various devices of Curetis such as logos, trademarks, markings, labels, signs, CDs, DVDs, and any other media provided by the same.
4.6	It is expressly agreed that the marketing concepts developed by Curetis remain its sole property and shall, in no way, be used by Distributor in connection with promotion of other goods than the Products.

4.7	If Distributor shall fail to perform his duties relating to uniform performance of the Overall Marketing Strategy and the Local Marketing Plan, this shall be deemed a breach of an essential obligation as set forth in Section 21.3 below.
5.	RECORD KEEPING / REPORTING
5.1	During the term of the Agreement, Distributor shall keep true, accurate and complete records of the data collected in connection with the acquisition, promotion, advertising, sale, stocks, storage, distribution, delivery, services and other activities relating to the Products. These records shall specifically ensure the traceability of the individual Products, lots and batches for recall campaigns as set forth in Section 12 below or required by the relevant regulatory authorities. Distributor shall also keep true, accurate and complete records of the data collected in connection with obtaining the required regulatory approvals in the Territory including the documentation of clinical trials, as applicable. The records shall be furnished to Curetis upon request. Additionally, each party shall retain such records as are required by the applicable laws and regulations and at least for a period that is necessary for the administration of the Agreement, but in no case for a period of less than ten (10) years from the date such records were generated and not less than five (5) years after the expiration or termination of this Agreement, whichever is later.
5.2	Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, Distributor shall provide to Curetis a written quarterly report which shall contain true, accurate and complete information about such calendar quarter on a country-by-country and product-by-product basis:
(a)	Sales results, including the invoiced and the received amounts for sales of Products to end users as well as to other dealers;
(b)	List prices;
(c)	Deductions for returns (including withdrawals and recalls);
(d)	Sales rebates (i.e. price reductions) and overall average rebates;
(e)	Volume (i.e. quantity) discounts;

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

(f)	Sales taxes and other taxes directly linked to the sales of the countries concerned;
(g)	Information whether any sales support from Curetis is required.

The report shall include the above information for combined Products in the form of in-vitro-diagnostic kitsas well as for each individual component of such combined Products, provided these components may be sold separately.

5.3	Distributor shall allow Curetis audit access for the inspection of the abovementioned records including its business records and financial statements. Curetis shall give Distributor at least ten (10) days written notice of any planned audit, unless Curetis has reasonable grounds to suspect fraudulent activity or other impropriety by Distributor, its permitted subcontractor or any third party in connection with this Agreement. Distributor shall and shall ensure that such information, assistance and access to the premises are afforded as may be necessary for Curetis to fully and promptly carry out such audit. This section shall survive the expiration or termination of the Agreement for a period of five (5) years thereafter.
6.	FORECAST AND MINIMUM PURCHASE
6.1	Upon the execution of this Agreement, Distributor shall provide to Curetis on a quarterly basis a detailed rolling forecast on the expected figures of the deliveries of the Products for the following twelve (12) months. Such forecasts shall be submitted to Curetis no later than 15 February, 15 May, 15 August and 15 November and shall provide the forecasts for the respective four (4) following calendar quarters. Only the forecast for each respective first quarter of a rolling forecast is considered binding / the forecasts for the remaining 9 months shall not be binding on either Party and shall be used for planning purposes only.
6.2	Irrespective of the forecast pursuant to Sections 6.1 above, Distributor shall be obligated to purchase at least the minimum amounts of the Products per contractual year specified in Attachment 6.2 (hereinafter the “Minimum Purchase”). The delivery date shall be decisive for the allocation to a contractual year. In the event that Distributor does not fulfil the Minimum Purchase in a contractual year, Curetis may elect to (i) terminate the Agreement with three months’ prior written notice to the end of a month informing the Distributor about its failure to fulfill the Minimum Purchase, (ii) terminate the exclusivity of the Distributor in the Territory on three months’ prior written notice to the end of a month for all Products, or (iii) terminate the exclusivity of the Distributor in the Territory on three months’ prior written notice to the end of a month only for the Product for which the Minimum Purchase was not achieved, provided in these cases that Distributor does not cure its failure to fulfill its Minimum Purchase obligations for the respective contractual year during such notice periods. The right to terminate the Agreement or the exclusivity of the Distributor pursuant to the previous sentence shall not release Distributor from his Minimum Purchase obligations for the respective contractual year. The right to terminate the

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Agreement or the exclusivity of the Distributor pursuant to this Section 6.2 sentence 2 above shall expire after the first three months following the contractual year in which Distributor failed to fulfil the Minimum Purchase. A waiver of the aforementioned right to terminate the Agreement or the exclusivity of the Distributor for a contractual year, whether by conduct or otherwise, shall not be deemed to be or construed as a further or continuing waiver of such rights under this Agreement regarding the following contractual years.

6.3	In case the exclusivity of the Distributor is terminated pursuant to Sections 6.2 above for one or for all Products, the Minimum Purchase shall be adjusted by Curetis in good faith.
6.4	In case of a permitted modification, alteration, or improvement of any or all of the Products, or ingredients of Products which may influence the agreed Minimum Purchase, or a discontinuation of the manufacturing of specific Products or ingredients of Products, the Minimum Purchase shall be adjusted by Curetis in good faith in proportion to such change.
6.5	No later than ninety (90) days prior to the beginning of a renewal of the term of this Agreement pursuant to Section 21.1 below, the Parties shall agree on the Minimum Purchase for the years following the initial three-year term, taking into account the actual value of sales achieved in the respective previous year. In case that the Parties do not reach an Agreement within the period of time set for in sentence 1 above, this Agreement shall automatically terminate at the end of the initial or any renewal term.
7.	PRICES
7.1	The prices at which Distributor shall buy and Curetis shall sell the Products bought and sold hereunder shall be as per Attachment 7.1 (hereinafter referred to as the “Prices”).
7.2	Curetis shall have the right at any time to adjust its Prices, at maximum three (3) times of the inflation rate of the previous year in the Territory, by giving the Distributor written notice to that effect not less than four (4) months prior to the date upon which the adjusted Prices are to become effective, provided that Curetis can reasonably demonstrate that such price adjustment is based on increased material or manufacturing costs of Curetis or its subcontractors.
7.3	The Prices are to be understood “net, EX WORKS (Curetis AG, Germany), or address of any other Curetis contractor)” in accordance with Incoterms 2010.
7.4	Distributor shall not be bound in any way whatsoever by the prices paid to Curetis, but shall determine at his own risk the prices for the sale of Products to third parties. However, Distributor has to take care that Products remain competitive within the Territory. Distributor agrees to inform Curetis of significant alterations to the resale prices in due time before they enter into force. Upon the entering into force of this Agreement, Distributor agrees to inform

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Curetis of the prices at which it intends to commence sale of the Products as detailed in Attachment 7.4 hereto.

8.	ORDERS AND DELIVERY
8.1	Curetis sells the Products to Distributor on the basis of its Standard Terms of Delivery and Sale attached hereto as Attachment 8.l or in the version applicable at that time during the term of the Agreement. The Standard Terms of Delivery and Sale may be adjusted by Curetis upon reasonable advance written notice to Distributor, provided that (i) there are material grounds for such amendment and (ii) such material grounds as well as the extent of such amendment are disclosed to Distributor in the written notice thereof. In case of inconsistencies between this Agreement and the applicable Standard Terms of Delivery and Sale the provisions of this Agreement shall prevail.
8.2	Distributor shall make its orders by regular mail, facsimile, and/or e-mail to Curetis’ distribution site(s) in Germany. Curetis shall confirm receipt of an order of Distributor within two (2) weeks by regular mail, facsimile, or e-mail and state acceptance of the order together with the planned delivery date or, if applicable identify any problems or objections. Each and every purchase order shall become binding upon Curetis with Distributor’s receipt of Curetis’ acceptance of the order.
8.3	The estimated delivery time for an order shall be thirty (30) days upon Distributor’s receipt of Curetis’ acceptance of the order for disposables and 8 weeks for instruments. The compliance by Curetis with any agreed delivery dates is subject to Curetis’ proper and timely receipt of supplies from its vendors. Curetis shall inform Distributor promptly about such delays, including a notification about the reasonably adjusted estimated delivery times. Any agreed delivery dates shall not be considered as absolute unless expressly stated otherwise.
8.4	Delivery of Products purchased by Distributor hereunder shall be made for and on behalf of Distributor, EX WORKS (Incoterms 2010), Curetis AG, Germany or address of any other Curetis contractor in Germany. Curetis or its contractor as stated above will package all products suitable for shipment.
8.5	Curetis is released from the obligation to deliver the Products for any period in which it is prevented from delivery owing to strike, riots, civil commotions, force majeure or other circumstances for which it is not responsible. In this event, Curetis shall have the right to allocate pro rata portions of those Products available to its various distributors worldwide. This shall also apply in case of 9.1 delay of supply from Curetis’ subcontractors.
8.6	Curetis may withhold shipment of Products because of the outstanding balance of Distributor’s account or if it determines that Distributor is not financially reliable. In this case Curetis may also make it a condition of further deliveries that the

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Distributor provides reasonable security or Curetis may demand payment in advance. If the foregoing conditions regarding Distributor’s ability to pay or creditworthiness are not rectified to Curetis’ reasonable satisfaction, this will constitute an essential breach of this Agreement and Curetis may terminate this Agreement pursuant to Section 21.3. Distributor shall not be permitted to take any credit against amounts owed to Curetis without prior written authorization by Curetis.

8.7	The Products remain the property of Curetis until all outstanding payments for all affected deliveries have been received by Curetis. Distributor, however, shall be entitled to sell the Products in accordance with proper business practice to third parties. For reasons of security, Distributor agrees to assign any outstanding claims against said third parties resulting from these sales to Curetis, until full payment on any unsettled debts has been effected to Curetis. Curetis agrees to this assignment. The assignment shall not exceed 110% of the unsettled debts. Distributor shall be authorized to collect these claims assigned to Curetis in its own name and on its own account as long as this authorization is not revoked by Curetis. Curetis shall not revoke the authorization as long as the Distributor fully satisfies its payment obligations and does not breach its obligations under this Agreement. In case that Distributor is in default with any of its payment obligations under this Agreement or breaches any terms and conditions of this Agreement, Distributor shall upon request of Curetis promptly report to Curetis the assigned claims and the respective debtors and furnish Curetis with all documents and information required for asserting the claims. In case the Products are pledged by third parties or in case of equivalent acts, Distributor shall advise about the ownership of Curetis and promptly inform Curetis in written form to enable Curetis to protect their right, title and interest. Distributor shall take all necessary and required steps to ensure that the extended retention of title for all outstanding payments for all affected deliveries of Curetis in the form described in this Section8.7 above is effective under the applicable laws in the Territory. In case that an extended retention of title in the form described in this Section 8.7 above is not permissible under the applicable laws in the Territory, Distributor shall ensure that Curetis is granted a security which comes as close as possible to the purpose of a retention of title as intended by the Parties.
9.	PAYMENTS
9.1	Payments by Distributor

Invoices are due for payment sixty (60) days from the date of the invoice. Payments shall be made in cash by wire transfer in immediately available funds to the German bank account determined by Curetis without any deductions. Payments shall be made in Euro. Charges by Curetis’ banks are to be paid by Curetis. All other charges are to be paid by Distributor.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

9.2	Payments by Curetis

Invoices are due for payment sixty (60) days from the date of the invoice. Payments shall be made in cash by wire transfer in immediately available funds to the Chinese bank account determined by Distributor without any deductions. Payments shall be made in Euro. Charges by Distributors’ banks are to be paid by Distributor. All other charges are to be paid by Curetis.

10.	TAXES

The term “Prices” as used in this Agreement, shall exclude any taxes, import duties, use or privilege taxes, or excise or similar taxes or duties levied by any country in the Territory upon Curetis or the Products, as the result of any manufacture, sale, delivery or use of any unit sold hereunder. Distributor shall be responsible for the payment of any such taxes or duties which may be so levied by countries within Distributor Territory.

11.	INVENTORY
11.1	It is the responsibility of the Distributor to have a balanced inventory sufficient to avoid any customer back order as to avoid any Product loss due to the Product stability. Distributor thus agrees, at its cost, to carry a minimum representative stock of Products sufficient to meet the requirements for the Territory, which shall be at least 20% of the respective installed base in the territory but in no case less than 4 systems and 16 sets of cartridges. Both parties will review the stocking volume on a quarterly basis and modify according to the business situation in good faith. The inventory shall be kept in storage under the mandatory storage conditions set forth in Attachment 11.1 which must be complied with by Distributor at all times.
11.2	Distributor shall allow Curetis audit access for quality and regulatory inspections including the inspection of the storage conditions at the respective place of storage of Distributor, its permitted subcontractor or any other third party once every year, unless Curetis has reasonable grounds to suspect fraudulent activity or other impropriety by Distributor, its permitted subcontractor or any third party in connection with this Agreement or in case of other legitimate reasons of Curetis (hereinafter “Ad Hoc Audit”). The audits under this Section shall include the inspection of any records, data and documents that Curetis deems relevant in connection with its quality and regulatory inspections. Curetis shall give Distributor at least ten (10) days written notice of any planned audit, unless in case of an Ad Hoc Audit where no notice period is required. Distributor shall and shall ensure that such information, assistance and access to the premises, records, data and documents are afforded as may be necessary for Curetis to fully and promptly carry out any audit. The same shall apply in case that a competent regulatory authority conducts an audit at the Distributor’s, its permitted subcontractor’s or at a third party’s site in connection with the Products or this Agreement. This Section 11.2 shall survive the expiration or termination of the Agreement for a period of five (5) years thereafter.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

12.	RECALLS, ADVERSE EVENTS, COMPLAINTS
12.1	The Parties shall promptly notify each other of the following incidents:
(a)	Any adverse events of which the Parties become aware in relation to the Products or any similar or equivalent products worldwide;
(b)	Any defect in the quality of any Product delivered by Curetis under this Agreement or if Distributor establishes deficiencies in the Product documentation provided by Curetis including packaging, labeling and instructions for use or promotional and marketing material;
(c)	Any defects or deficiencies of the Products which appear during the storage and/or further processing and/or after marketing of the Products in the Territory;
(d)	Any complaints of which Distributor becomes aware in relation to the Products or any similar or equivalent products in the Territory. Complaints will be reported in a mutually agreed format and manner.
12.2	Curetis shall be responsible for the technical clarification and internal investigation of complaints in respect of the Products. Distributor agrees to make all commercially reasonable efforts to support Curetis in order to clarify and resolve the source for the adverse event, defect, deficiency or complaint. In particular, Distributor shall promptly upon request of Curetis provide to Curetis any information and records on the Products in questions in accordance with Section 5 above, especially, any information required by Curetis to fulfill its reporting and documenting obligations to the competent regulatory authorities pursuant to Section 12.4 below.
12.3	Curetis shall in its own discretion decide whether to put Products or entire batches or lots of Products on quality hold due to reported adverse events, defects, deficiencies or complaints and whether a product recall campaign shall be initiated. Curetis shall inform Distributor without undue delay prior to implementing any recall campaigns or quality holds. Distributor shall fully cooperate with Curetis in case a recall campaign is initiated. In case Curetis requests a quality hold of Product lots or batches of Products, Distributor shall immediately upon notification refrain from selling, distributing and marketing the respective lot or charge. In case that Curetis requests a Product recall, Distributor shall immediately upon notification identify any Product deemed to be affected by such recall including Products already delivered to customers and strictly follow Curetis’ instructions. Curetis shall reimburse Distributor for any reasonable costs incurred by Distributor’s activities performed in connection with a recall campaign or quality hold provided that the reason for the recall does not fall in the responsibility of Distributor. All other claims shall remain unaffected.
12.4	In case of any adverse events, defects, deficiencies or complaints as well as recall campaigns Curetis shall comply with all reporting obligations to the German competent regulatory authorities as well as those in the Territory under the

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

applicable laws and regulations. Upon request of Curetis, Distributor shall be responsible for any such reporting obligations described in the previous sentence to the competent national regulatory authorities in the Territory in compliance with the applicable laws and regulations, provided such reporting by Distributor is legally permissible. In case that Curetis as the legal manufacturer is mandatorily required to report to such national regulatory authorities, Distributor shall immediately notify Curetis in writing thereof and shall take all commercially reasonable and required steps to assist Curetis in complying with such reporting obligations.

12.5	In the event of any claim, suit or action arising out of any defects or deficiencies of the Products or the advertising or promotional material, in particular under product liability law, Distributor shall promptly notify Curetis in writing. Any such claim, suit or action shall be defended at Curetis’ costs and risks provided that the claims, suits or actions are not based on an act exerted by Distributor. In case that Curetis shall bear the costs the aforesaid claim, suit or action shall be defended taking into consideration that the good will vis-a-vis customers of Distributor shall not be jeopardized.
12.6	The obligations of Distributor under this Section 12 shall survive the expiration or termination of this Agreement.
13.	GUARANTEES OF DISTRIBUTOR
13.1	Distributor shall be solely responsible to its customers for any and all guarantees which it makes relating to Products.
13.2	Distributor guarantees that, in performing work for Curetis under this Agreement, it will not be using any trade secrets or confidential information of any company which may be considered to constitute a competitor of Curetis and:
(a)	with which Distributor may have been previously associated as a distributor for the products of such company, or
(b)	with which Distributor may now be associated as a distributor for the products of such company, or
(c)	with which Distributor may hereafter be associated as a distributor for the products of such company during the term of this Agreement.
14.	DEFECTS
14.1	Distributor shall inspect the Products promptly without undue delay upon delivery thereof at Distributor’s premises. If any faults and defects arising as a result of faulty workmanship or defective material or short or wrong deliveries are detected during the inspection (hereinafter “Apparent Defects”), Distributor shall notify Curetis by regular mail or facsimile promptly without undue delay after receipt of the Products. In the event of latent defects present at the time of the passing of the

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

risk, but not capable of being discovered by Distributor upon such an inspection (hereinafter “Concealed Defects”) Distributor shall inform Curetis by regular mail or facsimile promptly without undue delay after the discovery of such Concealed Defects. The notification by Distributor of Apparent Defects and Concealed Defects shall include sufficient information for Curetis to identify the concerned production lot and batch. If Distributor fails to notify Curetis within the timelines set forth in this Section 14.1, the Products shall be deemed to have been accepted without reserve; § 377 German Commercial Code shall apply accordingly.

14.2	Rejected Products pursuant to Section 14.1 above must be returned to the departure place indicated by Curetis using the carrier appointed by Curetis. Each package must be labelled with the return number to be provided by Curetis and to be affixed to such package by the carrier of Curetis.
14.3	If Curetis has been notified of a defect in a timely and proper manner pursuant to Section 14.1 above, Curetis may, at its own discretion, choose to either repair the Product or ingredient thereof or supply a replacement ingredient or replace the entire Product within a reasonable period of time. Any costs and expenses incurred in connection with the repair or replacement including transportation costs, labor costs and material costs shall be borne by Curetis.
14.4	In the event that the defect cannot be eliminated within a reasonable amount of time by Curetis or in case that the repair or replacement is deemed to have failed for other reasons, Distributor may, at its sole discretion, rescind from the order or claim damages or reimbursement of frustrated expenses Claims for damages or reimbursement of frustrated expenses are subject to Section 16 below. The rescission from an order shall not exclude any right to damages.
14.5	The repair or replacement shall only deemed to have failed in case that (i) Curetis was granted sufficient time and opportunity for such repair or replacement without achieving the desired result, whereby the unsuccessful second attempt shall be deemed a failure, unless the nature of the Product or the defect or other circumstances require differently, (ii) in case that the repair or replacement is deemed impossible, (iii) in case that Curetis refuses or unreasonably delays the repair or replacement, (iv) in case that there are reasonable doubts that the repair or replacement may be successful or (v) in case that such actions are unacceptable to the Distributor and unreasonable for other reasons.
14.6	Claims for product defects shall become time-barred twenty-four (24) months after the Distributor received the instrument systems and shall become time-barred, in case of properly stored consumables, within the consumables’ expiration period or within three (3) months after the Distributor received said consumables, whichever comes earlier. This limitation shall not apply in case of a liability of Curetis due to intentional misconduct or gross negligence by Curetis, its legal representatives or its vicarious agents and in the case of culpable injury to life, body and health by Curetis, its legal representatives or vicarious agents.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

15.	SHELF-LIFE GUARANTEE
15.1	Due to the shelf-life of the Products, Curetis hereby grants the following shelf-life guarantee as set forth in this Section 15, which shall be timely limited to a period of six (6) months following the date of production (hereinafter the “Warranty Period”), provided, however, that the Products and their ingredients are used and handled in accordance with this Agreement and stored by Distributor under the storage conditions specified in Attachment 11.1.
15.2	In the event that Distributor can demonstrate by competent evidence that during the Warranty Period a Product or any ingredient of a Product is or has become defective in material under normal handling, uses and storage as specified in Attachment 11.1, the defect shall be deemed present at the time of the passing of the risk so that Sections 14 and 16 shall apply accordingly. This shelf-life guarantee shall, however, in no event trigger any strict liability regardless of fault.
15.3	Curetis shall be released from all obligations under its shelf-life guarantee set forth in this Section 15 in the event that Products or their ingredients have been subjected to misuse, neglect or accident.
15.4	Except for the shelf-life guarantee under this Section 15, there are no further guarantees of Curetis under this Agreement, whether expressed or implied, including, but not limited to, warranties of merchantability and fitness for a particular purpose other than the ordinary purposes for which the Products are used, guarantees regarding the validity of underlying intellectual property rights, know how and other rights of Curetis and guarantees of non-infringement of intellectual property or other third party rights.
16.	LIABILITY
16.1	Any claims for damages or reimbursement of frustrated expenses are subject to the following restrictions regardless of their legal basis:
16.2	The Parties shall be fully liable in the event of intentional misconduct or gross negligence by the respective Party itself, its legal representatives or its vicarious agents. In addition, each Party shall be fully liable (i) in the case of non-compliance with guarantees, except as set forth in Section 15 above, (ii) in the case of culpable injury to life, body and health of such Party, its legal representatives or vicarious agents and (iii) in case of a statutory liability under the German Product Liability Act.
16.3	In the case of a culpable violation of essential contractual obligations, meaning principal obligations enabling the proper execution of the contract and upon which the other Party therefore relies and may rely, the Party shall be liable on the merits. The liability shall in this case, however, be limited to the contractually typical damage that can be reasonably foreseen.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

16.4	In all other cases, any claims for direct or indirect damages (on any legal basis whatsoever) including any compensation claims based on breach of any pre-contractual duty, or tortuous claims) shall be excluded.
17.	MODIFICATION OF PRODUCTS
17.1	Curetis shall have the right to modify, alter, or improve any or all of the Products, or ingredients of Products, and shall have the right to discontinue the manufacturing of all or specific Products or ingredients of Products upon not less than ninety (90) days prior written notice to Distributor, provided such modification, alteration or improvement is in compliance with the applicable laws and regulations including the marketing authorization. Curetis will make available to Distributor documentation describing any such modification, alteration, or Product improvement and timely consult with Distributor on potential regulatory risks associated with such modification, alteration or improvement in Territory. Curetis’ rights to modify, alter, or improve any or all of the Products, or ingredients of Products, and to discontinue the manufacturing of all or specific Products or ingredients of Products shall not apply to firm orders accepted by Curetis.
17.2	Distributor shall not make any modifications, alterations, or improvements in any of the Products without prior written consent of Curetis. In case of discontinuance of a Product, the Distributor shall have the right to distribute another product which would better fit his market needs.
17.3	Distributor shall not change or modify the brand or the basic design or appearance of the Products. Distributor shall not, without the prior written consent of Curetis, make any change or modification whatsoever of the Products, in particular no changes that could adversely affect the Product’s quality, performance or conformity to applicable legal requirements or regulatory approvals of the Products, or that could adversely affect the marketability of the Products.
17.4	The Products shall, at all times, be marketed or displayed in their original packaging and using Curetis’ trademarks, logos, labels, designs and marketing devices, as may be then applicable. Distributor agrees not to alter packaging, trademarks, logos, labels, designs and marketing devices without the prior written consent of Curetis.
18.	PARTY RELATIONSHIP
18.1	This Agreement does not create an employer-employee relationship between Curetis and Distributor, nor any agency, joint venture or partnership. Distributor shall have no authority to act for or to bind Curetis in any way, to alter any of the terms or conditions of the standard forms of Curetis, to warrant or to execute agreements on behalf of Curetis, or to represent that Curetis is in any way responsible for the acts or omissions of Distributor. Distributor shall be an independent contractor only.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

18.2	Distributor agrees to hold Curetis harmless from violation of the conditions contained in this Section 18.
19.	CONFIDENTIAL INFORMATION
19.1	During the term of the Agreement and any time thereafter, all information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a third party or used for any purpose other than the purpose contemplated under this Agreement without the prior written consent of the disclosing Party, provided that disclosure may be made of any of the information as necessary to obtain marketing authorizations and to market the Products to the purchasers and except to the extent that the disclosing Party can prove by competent evidence that such information received from the disclosing Party:
(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;
(b)	is properly in the public domain, or enters into the public domain after its disclosure to the receiving Party through no fault of the receiving Party;
(c)	is subsequently disclosed without any confidential obligation to a receiving Party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;
(d)	is developed by the receiving Party independently of the Information received from the disclosing Party.
19.2	The receiving Party may disclose confidential information, without violating its obligations under this Section 19, to the extent the disclosure is required by applicable law or by a valid order of a court or other governmental body having jurisdiction, provided that the receiving Party gives reasonable prior written notice to the disclosing Party of such required disclosure and, at the disclosing Party’s request and expense, cooperates with the disclosing Party’s efforts to obtain a protective order preventing or limiting the disclosure, requiring that the confidential information so disclosed be used only for the purposes for which the law or order requires, and/or to obtain other confidential treatment of the confidential information so disclosed.
19.3	In particular, Distributor will hold in confidence the contents of this Agreement and all information designated as confidential by Curetis relating to Products sold hereunder or its underlying intellectual property and know how not a matter of public record.
19.4	Distributor shall ensure that its employees and other personnel refrain from disclosing any of Curetis’ information to any person outside Distributor’s organization by submitting to obligations of confidentiality not less stringent than

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

those contemplated in this Agreement. Release of such confidential information by Distributor shall be subject to prior written approval by Curetis.

19.5	The provisions of this Section shall remain in full force and effect for 10 (ten) years following the expiration or termination of this Agreement.
20.	INTELLECTUAL PROPERTY
20.1	Curetis is owner of trademarks, patents, registration rights and know-how used for Products. Unless stated otherwise in Section 3.6 above, utilization of these intellectual property rights by Distributor shall be regulated by a separate license agreement.
20.2	Distributor recognizes the validity of the aforementioned title to any and all trademarks and/or trade names that may be or may have been in use by Curetis in any country, in respect of the Products, whether or not the same shall have been registered.
20.3	Distributor shall neither inside nor outside the Territory take any action in respect of the registration, renewal or infringement of such trademarks and/or trade names or other emblems identical or similar to the corresponding signs of Curetis in Distributor’s own or in any nominee’s name without the previous written consent of Curetis, and in the event that any such registration is secured by Distributor, Distributor shall immediately upon request of Curetis make assignment thereof or surrender the same, as Curetis may direct, or automatically within sixty (60) days after the termination of this Distribution Agreement.
21.	DURATION AND TERMINATION
21.1	This Agreement shall have an initial term of seven (7) years. It shall be automatically extended for an additional term of five (5) years, subject to achievement of minimums, provided that it is not terminated by one Party in writing with six (6) months’ prior notice effective as of the end of the respective term. Annual minimum quantity and price for the Products for any year during said renewal term will be agreed upon by both parties in good faith six (6) months before the start of said annual renewal year.
21.2	Curetis shall have the right to terminate the Agreement pursuant to Section 6.2 above in case that Distributor fails to meet the Minimum Purchase.
21.3	This Agreement may be terminated for cause upon written notice by either Party at any time during the term of this Agreement if it is proven by reasonable evidence that the other Party is in breach of its essential obligations hereunder by causes and reasons within its control, and the said breaching Party has not cured such breach within thirty (30) days after notice requesting the correction of the breach.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

21.4	The following reasons shall in particular, but not limited to, be deemed causes justifying a termination under this Section 21.3:
(a)	Insolvency proceedings or a similar winding up of the business outside the insolvency law of Distributor’s assets or the refusal of insolvency due to a lack of assets;
(b)	Material adverse change in the financial conditions of the Distributor;
(c)	Occurrence of a change of control of Distributor resulting in Distributor coming under direct or indirect control of any person, undertaking or organization which was not in control of Distributor as of the date of execution of this agreement; and
(d)	Defaults in payments or failure to make outstanding payment despite Curetis setting an appropriate grace period.
21.5	Termination shall be in writing.
22.	EFFECT OF TERMINATION
22.1	Curetis shall not incur any liability whatsoever to Distributor as a result of or in connection with any termination of this Agreement pursuant to Section 21.2 to 21.3 above and shall not be required to pay any compensation, reimbursement, and/or damages on account of the loss of goodwill, clientele or prospective profit on anticipated sales, nor on account of expenditures, investments, leases, and/or commitments of any kind made by Distributor in the course of performance hereunder.
22.2	After giving or receiving notice of termination, Curetis shall be under no further obligation to supply Distributor with new Products, with the exception of orders, received and accepted by Curetis before the date of the receipt of notice of termination. Further supply to Distributor during the notice period is at Curetis sole discretion and Curetis may, at its option prescribe terms of payment other than the terms stated in Section 9 above.
22.3	Upon the effective expiration or termination of this Agreement, Distributor shall assign and transfer to Curetis all regulatory marketing approvals obtained by Distributor for the Products in the Territory as well as all other approvals from the competent health, medical device and other relevant authorities for import and distribution of the Products in the Territory, provided that such assignment and transfer is legally permissible under the applicable laws and regulations.
22.4	Upon the effective expiration or termination of this Agreement, the Parties’ rights shall immediately terminate and neither Party shall exercise thereafter any of its rights set forth in the Agreement, unless otherwise set forth herein. Sections which survive the expiration or termination of the Agreement shall include but not be limited to Sections 1.3, 2.1(h), 5, 8.7, 9, 10, 11.2, 12, 14 to 16, 18 to 20, 22 and 26 to 28 subject to the terms stipulated therein. Expiration or termination of this

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Agreement shall not affect any of the Parties’ obligations which exist as of the date of termination, or of those obligations of Parties which, by the context of this Agreement, are intended to survive its termination.

22.5	All trade names, patents, registration rights, designs, drawings, formulae, demonstration Products, technical, scientific and sales literature and handbooks as well as advertising and other promotional material shall remain the property of Curetis. Upon the effective expiration or termination of this Agreement Distributor shall return all such items within thirty (30) days of the expiration or termination date to Curetis, at the expense of Curetis.
22.6	Effective upon the effective expiration or termination of the Agreement, Distributor shall cease to use any and all logos, labels, designs, trade names or other intellectual property rights of Curetis. Distributor shall no longer, for any purposes whatsoever, make use of Curetis’ name and trademarks and shall not be entitled anymore to hold any rights hereto.
22.7	Following the effective expiration or termination Curetis, or its nominee, shall purchase all new, unsold, unused, and not defective Products in the possession of Distributor in their original packaging which are not subject of any contract with/or sub-distributors at the net price actually paid by Distributor to Curetis, provided that Distributor has documented evidence for the correct shipment and storage of such Products. The risk of transportation and any costs involved in connection therewith shall be borne by Curetis. Such repurchasing obligation shall not apply (i) to the extent that the inventory is based on miscalculations of Distributor or (ii) in case that Curetis rightfully terminated the Agreement for cause for breach of an essential obligation under Section 21.3 above.
23.	CUSTOMER DATA

Upon request of Curetis, Distributor shall be obliged to make available to Curetis and Curetis shall be entitled to make use of any data the Distributor receives on customers of the Products in the Territory including their names and addresses.

24.	NOTICES

All notices, requests, demands and other communications under this Agreement shall be in English and in writing and shall be deemed to have been duly given if delivered or if mailed by registered mail prepaid, or sent and received via fax to the Parties at the following addresses, or at such other addresses as may be given in writing in the future by either Party to the other:

If to Curetis: CEO, cc Head of Legal, cc CCO

Curetis AG, Max-Eyth Strasse 42, 71088 Holzgerlingen, Germany

Name of Curetis’ designated representative: Oliver Schacht, PhD

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

If to Distributor: Chairman, cc CEO, cc Zeeman Zhang

[Room 429, A Building, Jiatai International Plaza, #41
Dongsihuan mid-Road, Chaoyang District, Beijing, China]

Name of Distributor’s designated representative: [TangMing, Chairman]

25.	ASSIGNMENT
25.1	This Agreement and all rights and obligations hereunder are personal to Distributor and Distributor shall not assign, transfer, delegate, sell, sublicense or otherwise dispose of this Agreement or any or all rights and obligations under this Agreement without the prior written consent of Curetis, and any purported assignment, transfer, delegation, sale, sublicense or other disposal hereof shall not be binding upon Curetis.
25.2	Curetis may, at its sole discretion, assign this Agreement to any third party nominated by it.
26.	RIGHT OF RETENTION AND SET-OFF

A Party may only offset counterclaims if such counterclaims are with regard to their cause and amount undisputed, accepted or have been bindingly established in court. The same shall apply in case of a right of retention.

27.	GOVERNING LAW, DISPUTES

This Agreement is to be deemed to have been entered into in the state of Germany, and its interpretation, construction and the remedies for its enforcement or breach shall be according to the laws of the state of Germany excluding its conflicts of laws provisions. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply to this Agreement. The courts of Stuttgart shall have exclusive jurisdiction. Curetis shall, however, be entitled to also bring an action at the registered seat of the Distributor.

28.	FINAL PROVISIONS
28.1	The failure of either Party to demand execution of any of the terms of this Agreement, or the waiver by either Party of any breach under this Agreement shall not prevent a subsequent enforcement of such terms, nor be deemed a waiver of any subsequent breach.
28.2	This Agreement, incorporating its attachments, as implemented by purchase orders for Products or ingredients, is intended to be the entire agreement regarding of the Parties as to the sale and purchase of the Products, and supersedes all previous understandings, negotiations and proposals. Purchase orders shall be entered into subject to and in accordance with the provisions of this Agreement, and none of the provisions printed, typed or otherwise written thereon shall have any force or effect or be otherwise applicable, except those

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

setting forth the description of the sections and Prices applicable thereto, which shall be in accordance with the provisions hereof.

28.3	This Agreement may not be altered, amended or modified, except in writing, signed by duly authorized representatives of the Parties hereto. The same applies in case of a waiver of this written form requirement.
28.4	Should any part of this Agreement for any reason be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect. In such case, the Parties agree that they will, in good faith, negotiate with one another to replace such invalid provision with a valid provision, as similar as possible to that which has been held to be invalid.
28.5	All Attachments to this Agreement form an inseparable part thereof.
29.	CHANGE OF CONTROL
29.1	“Change of Control” of any the Companies is defined as: (i) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (ii) the sale by the Company of all or substantially all the Company’s assets in one transaction or in a series of related transactions or (iii) the liquidation of the company.
29.2	The parties are entitled to terminate this Agreement under any of the following change of control events as described in 29.1.

29.3	In the event of a change of control of Curetis, Distributor shall be entitled to sell off any inventory of Curetis Products for one year following the date of notification of termination of this Agreement. Also Distributor shall be entitled to fulfil all of its then current obligations entered into under any tender agreements with end customers in Territory. For the avoidance of doubt Distributor shall not enter into any new tender obligations after having been notified of a change of control event without the prior written approval of Curetis or its successors and assigns.

In the event of a change of control and subsequent termination of the agreement in accordance with section 29.1 the following refund and compensation scheme shall apply. Distributor shall be entitled to the lower of:

(a)	From the 1st calendar year (since the signing date of the distribution agreement) during pre-approval stage: the actual cumulated cost incurred in pursuing a CFDA-required clinical trial and the CFDA regulatory approval process times a factor of 1.2 but in no event more than [***] EUR ([***] EUR).

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

(b)	From the 2nd calendar year (since the signing date of the distribution agreement) during pre-approval stage: the actual cumulated cost incurred in pursuing a CFDA-required clinical trial and the CFDA regulatory approval process times a factor of 1.2 but in no event more than [***] EUR ([***] EUR).
(c)	From 3rd calendar year to 7th calendar year (since the signing date of the distribution agreement):
(1)	The actual cumulated cost incurred in pursuing a CFDA-required clinical trial and the CFDA regulatory approval process (a) times a factor of 1.2 and (b) times the [***] to [***] plus [***],

PLUS

(2)	Future profits for the remaining original contractual term after the time of termination by Curetis or its successors as a direct consequence of a Change of Control as forecastedas Minimum Purchase in Attachment 6.2. of this agreement calculated based on a per cartridge profit to Beijing Clear Bio-tech Co. Ltd of [***] of the transfer prices of the cartridges and discounted by a WACC of [***],

MINUS

(3)	the cumulated number of cartridges sold by Beijing Clear Bio-tech Co. Ltd at the time of termination by Curetis or its successors as a direct consequence of a Change of Control times a per cartridge profit to Beijing Clear Bio-tech Co. Ltd of [***]% of the transfer prices of the cartridges,
(4)	but in no event more than the following amounts in the respective calendar year since the signing day of the distribution agreement, in which a termination by Curetis or its successors as a direct consequence of a Change of Control occurs:

3rd calendar year: [***] EUR ([***])

4th calendar year: [***] EUR ([***])

5th calendar year: [***] EUR ([***])

6th calendar year: [***] EUR ([***])

7th calendar year: [***] EUR ([***])

In case that actual purchases as well as then recent forecasts by Distributor indicate a deviation of more than [***]% from the contractually agreed upon

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Minimum Purchase a set forth in Attachment 6.2 of this agreement, both parties shall agree in good faith on adjusted compensation terms in case of a termination by Curetis or its successors as a direct consequence of a Change of Control.

For the avoidance of doubt, in case of a termination of the agreement following a change of control after the seventh calendar year of the agreement there shall be no compensation payment anymore.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Curetis AG represented by:
/s/ Oliver Schacht	/s/ Achim Plum
Name: Oliver Schacht, PhD Title: CEO	Name: Dr. Achim Plum Title: CCO

Beijing Clear Bio-tech Co. Ltd represented by:
/s/ Tang Ming	/s/ Zeeman Zhang
Name: Tang Ming Title: Chairman	Name: Zeeman Zhang Title: Director

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 1.1 (A)
PRODUCTS

Curetis UnyveronTM Solution consisting of:

1 UnyveroTM A50 Analyzer

1 UnyveroTM L4 Lysator

1 UnyveroTM C8 Cockpit

1 UnyveroTM P55 Pneumonia Set

Includes:

12 UnyveroTM P55 Pneumonia Cartridges

12 UnyveroTM T1 Sample Tubes, with lysis reagents

12 UnyveroTM T1 Sample Tube Caps, includes quality control

12 UnyveroTM T1 Sample Transfer Tools, special sample pipetting aid

1 UnyveroTM i60 ITI Set (subject to availability after completed CE approval)

Includes:

12 UnyveroTM i60 ITI Cartridges

12 UnyveroTM T1 Sample Tubes, with lysis reagents

12 UnyveroTM T1 Sample Tube Caps, includes quality control

12 UnyveroTM T1 Sample Pretreatment Tool

12 UnyveroTM M1 Master Mix Tubes

1 UnyveroTM Sample Tube holder

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 1.1 (B) TERRITORY

China, Hong Kong and Taiwan

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 1.5
DIRECT SALES CUSTOMERS

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 3.6
TRADEMARKS, LOGOS AND OTHER MARKINGS

CURETIS AND UNYVERO IS A TRADEMARK OF CURETIS AG

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 4
TENTATIVE TIME PLAN

Q3 2015	translation of regulatory relevant documents into Chinese language
Q4 2015	trial start for application pneumonia
mid 2016	last patient in/finalization of trial for pneumonia
Q3 2016	submission of trial data to CFDA
end 2016	clearance by CFDA

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 6.2
MINIMUM PURCHASE

Taiwan and Hong Kong: 12CE-labelled complete Unyvero systems (year 1: 2, year 2: 4, year 3: 6; each system consisting of 1 Lysator, 1 Cockpit, 1 Analyser); 100 Unyvero Sets (P55 and i60 Implant & Tissue Infection combined, year 1: 16, year 2: 32, year 3: 52)

China post approval see table

	Year 1 post approval	Year 2 post approval	Year 3 post approval	Year 4 post approval	Year 5 post approval
Unyvero L4 Lysators	30	50	50	60	60
Unyvero C8 Cockpits	30	50	50	60	60
Unyvero A50 Analyzers	30	50	50	60	60
Unyvero Sets (/P55 and i60 Implant & Tissue Infection combined)	1,250 (=15,000 cartridges)	3,333 (=40,000 cartridges)	8,125 (=97,500 cartridges)	11,875 (=142,500 cartridges)	20,833 (=250,000 cartridges)

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 7.1
TRANSFER PRICES

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 7.2
DISTRIBUTION PRICES

To be discussed

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 8.1
STANDARD TERMS OF DELIVERY AND SALE

Standard Terms of Delivery and Sale of Curetis AG

§1. General

The following Standard Terms of Delivery and Sale shall apply to all offers, commissions, orders, deliveries and services relating to the delivery and sale of our products; as well as any other agreements, offers, commissions, orders, deliveries and services concluded within the scope of existing business relations in the future, even if these terms have not been agreed explicitly. Any deviations here from must be agreed in writing. Other, deviating terms (in particular other Standard Terms and Conditions) shall not be part of the agreement, unless we have expressly and in written form consented to their applicability. This shall apply even if we have not explicitly opposed these terms or if there is no corresponding (specific or general) provision to this effect in our Standard Terms of Delivery and Sale. In this case, statutory law shall apply. Curetis reserves the right to change its Standard Terms of Delivery and Sale at any time.

§2. Offers, scope of performance, written form

1.	We may accept an order made pursuant to § 145 German Civil Code (BGB) within two weeks by sending a written confirmation.
2.	The scope of our services is subsequently determined by our written confirmation of order in connections with these Standard Terms of Delivery and Sale.
3.	Supplementary agreements and/or amendments shall only come into effect once they have been confirmed by us in writing. Written form may neither be replaced by simple nor qualified electronic form.

§3. Prices

1.	Our prices are to be understood as EXW (Incoterms 2010) from our distribution warehouses plus packaging, loading and sales tax in the respective statutory amount. Services shall be charged in Euro according to the prices valid on the date of delivery plus the applicable statutory Value Added Tax. We will state the statutory amount of the sales tax applicable on the billing date separately in the invoice.
2.	In the event of an increase in costs for which we are not responsible, we reserve the right to increase the prices accordingly.

§4. Delivery period, terms of delivery

1.	Our products and consumables will be delivered as quickly as possible after confirmation of order.
2.	The adherence to a delivery period agreed upon in writing shall require the prior clarification of all commercial and technical issues between us and the buyer and the buyer’s fulfillment of all obligations incumbent upon him. Should this not be the case, the delivery time shall be extended by a reasonable period of time. We reserve the right to further rights and claims.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

3.	Part deliveries by us shall be permissible, unless this is considered to be unreasonable for the other contracting party.
4.	In the event of delayed delivery caused by force majeure and impediments which are beyond our control and responsibility (including the fault of our suppliers, stoppages, labor disputes, etc.) the contracting party shall not be entitled to claim compensation for damages.
5.	Goods shall always be dispatched by Curetis at the buyer’s own risk.

§5. Payments, right to off-set

1.	Unless stated to the contrary, all payments shall become due within 14 days of the billing date. All payments are to be made in full by wire transfer to one of our accounts without deductions.
2.	In the event of default, we shall be entitled to charge default interest at a rate of 5 percent (in the case of traders 8 percent) points above the base lending rate. Furthermore, we shall be entitled to additional compensation by law.
3.	A contracting party may only offset (aufrechnen) counterclaims if such counterclaims are with regard to their cause and amount undisputed, accepted or have been bindingly established in court. The same shall apply in case of a right of retention (Zuruckbehaltungsrecht).

§6. Retention of title

Delivered goods shall remain our property until all outstanding payments from the buyer have been received. This also applies for future and contingent claims. For open accounts the reserved goods are deemed to be security for our claims. The buyer shall not be entitled to pledge or assign our reserved goods as security to third parties.

§7. Inspection and objection

The buyer agrees to duly inspect the delivered goods immediately upon delivery at his own account and to report to us without delay any defects, wrong deliveries or short deliveries in writing. Notice of obvious defects, wrong deliveries or short deliveries must be issued within a period of 2 weeks following delivery. Unless set forth otherwise in this § 7, § 377 German Commercial Code (HGB) shall apply.

§8. Warranty, statute of limitations

Any claims for damages or reimbursement of frustrated expenses are subject to the following restrictions regardless of their legal basis:

1.	We shall be fully liable in the event of intentional misconduct (Vorsatz) or gross negligence (grobe Fahrlassigkeit) by Curetis AG, our legal representatives or vicarious agents (Erfüllungsgehilfen). In addition, we shall be fully liable (i) in the case of non-compliance with guarantees (Garantien), (ii) in the case of culpable injury to life, body and health caused by Curetis AG, our legal representatives or vicarious agents and (iii) in case of a statutory liability under the German Product Liability Act (Produkthaftungsgesetz).

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

2.	In the case of a culpable violation of essential contractual obligations, meaning principal obligations enabling the proper execution of the contract and upon which the buyer therefore relies and may rely, we shall be liable on the merits. The liability shall in this case, however, be limited to the contractually typical damage that can be reasonably foreseen.
3.	In all other cases, any claims for direct or indirect damages (on any legal basis whatsoever) including any compensation claims based on breach of any pre-contractual duty, or tortuous claims shall be excluded.
4.	Claims for product defects shall become time-barred twenty-four (24) months after buyer received the instrument systems, and shall become time-barred, in case of properly stored consumables, within the consumables’ expiration period or within three (3) months after buyer received said consumables, whichever comes earlier. This limitation shall not apply in case of a liability of Curetis AG due to intentional misconduct (Vorsatz) or gross negligence (grobe Fahrlassigkeit) by Curetis AG, our legal representatives or vicarious agents (Erfüllungsgehilfen) and in the case of culpable injury to life, body and health by us, our legal representatives or vicarious agents.

§9. Authorized Use

1.	Our products are intended only for the uses stated in our respective product documentations. Any other type of consumption or application in humans or animals is not permissible.
2.	It is understood that should you, as the purchaser of our products, decide to exceed the above mentioned limitations of our products in any way, you are completely responsible for obtaining any necessary intellectual property permission, compliance with any and all applicable regulatory requirements and conducting necessary testing.

§10. Data protection

Prior to publishing any data generated by us in the course of a collaboration - in the event of our company name being named - our prior written approval shall be sought.

§11. Cancellation, return

The return of faultless goods shall require our prior written approval. In the event of the order being cancelled unilaterally by the buyer, he shall bear all costs incurred as a result of the cancellation and/or return of the goods. Further rights exist pursuant to § 649 German Civil Code (BGB) and shall not be excluded herewith.

§12. Place of performance, choice of law, jurisdiction

1.	The place of performance and fulfillment for obligations of the buyer shall be our principal place of business in Holzgerlingen, Germany.
2.	This contract is governed by the law of the Federal Republic of Germany to the exclusion of all other conflicting laws and the UN convention on Contracts for the International Sale of Goods (CISG).

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

3.	For traders, corporate bodies under public law as well as separate estate under public law as well as all cases referring to transactions abroad, the following applies: All disputes arising herefrom shall be settled before a competent court of law in Stuttgart, Germany. In addition, we are entitled to bring actions to the court of the customer’s residence.

§13. Severability

If a provision in this Agreement should be or become invalid, this shall not affect the validity of the remaining provisions. The parties shall replace the invalid provision by a valid provision which comes as close as possible to the sense and purpose of the invalid provision. The above applies accordingly in case of gaps.

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

ATTACHMENT 11.1

STORAGE CONDITIONS

UNYVEROTM L4 LYSATORS	18°C to 35 °C
UNYVEROTM C8 COCKPITS	18°C to 35 °C
UNYVEROTM A50 ANALYZERS	18°C to 35 °C
UNYVEROTM P55 PNEUMONIA SETS (EXCL. M1 MASTER MIX)	15 °C to 25° C
UNYVEROTM i60 ITI SETS (EXCL. M1 MASTER MIX)	15 °C to 25° C
UNYVEROTM M1 MASTER MIX	-20°C longterm (> 7d), up to +4°C shortterm (< 7d)

Or as otherwise described in the then current version of the applicable Instructions for Use of the respective Product as provided in writing by Curetis to Distributor. In case of ambiguity, the last version of the applicable Instructions for Use of the respective Product provided in writing by Curetis to Distributor shall prevail.